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[VIVO LOGO]

VIVO, THE SOUTHERN HEMISPHERE'S LARGEST WIRELESS COMMUNICATION GROUP, ANNOUNCES THE LAUNCH OF THE CAPITAL INCREASE OF TELESP CELULAR PARTICIPACOES S.A.

SAO PAULO - BRAZIL, NOVEMBER 8, 2004 - TELESP CELULAR PARTICIPACOES S.A. (TCP) (BOVESPA: TSPP3 (ON = Common Shares) / TSPP4 (PN = Preferred Shares); NYSE:
TCP), announces the launch of a capital increase. TCP is one of the companies belonging to the largest wireless group in the southern hemisphere and controls:
(i) 100% of the capital stock of Telesp Celular S.A. (TC); (ii) 100% of the capital stock of Global Telecom S.A. (GT); and (iii) 90.2% of the voting capital stock (51.4% of the total capital stock), excluding treasury shares, of Tele Centro Oeste Celular Participacoes S.A. (TCO), operating companies offering services under the VIVO brand.

Telesp Celular Participacoes S.A. ("Company") announces that it will proceed a capital increase of up to R$ 2,053,895,871.47 through the subscription of shares pursuant to shareholders' exercise of preemptive rights. Of that amount, R$ 2,000,000,000.00 will be paid in cash, and a portion equal to R$ 53,895,871.47, corresponding to the tax benefit from goodwill effectively realized in the 2003 fiscal year, will be subscribed for with credits by Portelcom Participacoes S.A, a shareholder of the company. 410,779,174,294 new shares will be issued, 143,513,066,618 of which will be common shares and 267,266,107,676 of which will be preferred shares, all of them identical to the outstanding shares in all respects.

The period to exercise the right to acquire the new shares in the Brazilian market will be from November 18, 2004 to December 17, 2004 for shareholders holding common shares or preferred shares on November 11, 2004. These sharesholders will be entitled to subscribe for 0.350558679 new shares for each share they hold on that date.

The capital increase is conditioned upon the subscription for a minimum amount of R$1,400,000,000.00.

Shares acquired from November 12, 2004 onwards will not entitle the purchaser to the subscription right.

Shareholders holding shares issued by the Company who wish to trade their subscription rights may do so from November 18, 2004 to December 10, 2004. Shareholders who wish to subscribe for any leftover unsubscribed shares must indicate their interest in doing so in the applicable subscription bulletin.

The issue price will be R$ 5.00 (five Reais) per lot of one thousand shares for both classes of shares of the Company and shall be paid in cash, in Brazilian currency, upon subscription.

After confirmation of the capital increase by the Board of Directors, the shares issued will be entitled to receive the full amount of any dividends to be declared by the Company thereafter.

Shareholders who indicate an interest through their subscription bulletins in subscribing for any leftover unsubscribed shares will have a period of three (3) business days after the determination of the number of leftover shares to subscribe for a portion of such leftover shares, which period will begin on December 21, 2004 and end on December 23, 2004.

Shareholders who indicate an interest through their subscription bulletins in subscribing for any leftover unsubscribed shares after the first reoffering round will have a period of three (3) business days after the determination of the number of leftover shares from the first reoffering round to subscribe for a portion of such leftover shares, which period will begin on December 27, 2004 and end on December 29, 2004.

If unsubscribed shares remain after the second reoffering round, the Executive Officers of the Company may decide, as authorized by the Board of Directors, to dispose of the remaining shares in an auction at the Sao Paulo Stock Exchange ("Bovespa") for the benefit of the Company (article 171, paragraph 7, item "b" of the Corporations Law), which auction, if necessary, will be held on January 4, 2005, or to allocate such remaining shares among the shareholders through additional reoffering rounds.

A registration statement on Form F-3 ("F-3") has been filed with the U.S. Securities and Exchange


                                   INVESTOR RELATIONS OFFICE
                                   Avenida Dr. Chucri Zaidan, 860 - 6(0) andar
                                   04583-110 - Morumbi - Sao Paulo - SP - Brazil

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[VIVO LOGO]                                    TELESP CELULAR PARTICIPACOES S.A.

Commission ("SEC") regarding the preferred shares, ADSs and the related subscription rights to be offered in the United States of America ("U.S."), but such registration statement has not yet been declared effective by the SEC. The subscription rights, the preferred shares and the ADSs may not be sold nor may offers to buy be accepted in the United States or to U.S. persons (as defined under U.S. law)prior to the time the F-3 becomes effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy preferred shares, ADSs or the related subscription rights in the United States or to U.S. persons, nor shall there be any sale of subscription rights, preferred shares or ADSs in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of any such state.

The prospects relating to the offering of subscription rights, preferred shares and ADSs may be obtained, when it is available, at the following address:
MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York, 10016, U.S.A., tel. (212) 929-5500.

The rights offered to U.S. holders of TCP common shares may be transferred by U.S. holders only in accordance with Regulation S under the U.S. Securities Act of 1933, as amended.

The offering of rights described herein is made for the securities of a Brazilian company. The offering is subject to disclosure requirements in Brazil, which are different from those of the United States.

It may be difficult for a person in the United States subscribing for shares to enforce its rights and any claim it may have arising under the US federal securities laws, given that the Company is located in Brazil and some or all of its officers or directors are residents of Brazil or of other foreign countries. A person in the United States subscribing for shares may not be able to sue the Company or its officers or directors in a Brazilian court or in a court in another country outside the United States for violations of the U.S. securities laws. It may be difficult to compel a Brazilian company and its affiliates to subject themselves to a U.S. court's judgment .

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                            VIVO - INVESTOR RELATIONS

                           Telephone: +55 11 5105-1172
                              Email: ir@vivo.com.br


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                                   INVESTOR RELATIONS OFFICE
                                   Avenida Dr. Chucri Zaidan, 860 - 6(0) andar
                                   04583-110 - Morumbi - Sao Paulo - SP - Brazil